[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.1

PPAR-d LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into as of the Effective Date (as defined below), by and between METABOLEX, INC., a Delaware corporation having its principal place of business at 3876 Bay Center Place, Hayward, CA 94545 (“Metabolex”), and JANSSEN PHARMACEUTICA NV, a corporation organized under the laws of Belgium having a place of business at 30 Turnhoutseweg, 2340 Beerse, Belgium (“Janssen”). Metabolex and Janssen are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Ortho-McNeil, Inc. (an Affiliate of Janssen) and Metabolex are party to a Strategic Alliance Agreement setting forth the scope and terms of a strategic alliance between the Parties in the area of metabolic diseases;

WHEREAS, as part of such alliance, Metabolex desires to obtain from Janssen an exclusive, worldwide license under certain patents, know-how and other intellectual property relating to Janssen’s PPAR-d program; and

WHEREAS, Janssen is willing to grant such license under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1 “Affiliate” means, with respect to a particular Party, a corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2 “Confidential Information” has the meaning set forth in Section 6.1.

1.3 “Controlled” means, with respect to an item of Information or an intellectual property right, that a Party or one of its Affiliates owns or has a license to such item or right and has the ability to disclose to the other Party and/or grant a license or sublicense under such item or right as provided for in this Agreement without violating the terms of any agreement with any Third Party, or other obligation to any Third Party.

1.4 “CTA” means a clinical trial authorization, as described in Article 9 of Directive 2001/20/EC of the European Parliament and of the Council.

1.5 “Diligent Efforts” means, with respect to a Party’s obligation under this Agreement, the level of efforts required to carry out a task or obligation in a manner consistent with its normal business practices the Party would devote to a product at a similar stage of development or commercialization and of similar market potential, profit potential or strategic value, based on conditions then prevailing.

1.6 “Effective Date” means the Effective Date as defined in the PPAR-g License Agreement.

1.7 “Execution Date” means June 20, 2006, the date upon which this Agreement has been executed and delivered by both Parties.

1.8 “FDA” means the U.S. Food and Drug Administration, or a successor federal agency thereto.

1.9 “First Commercial Sale” means, with respect to a PPAR-d Product in a particular country, the first commercial sale of such product in such country after all needed Regulatory Approvals have been obtained in such country.

1.10 “IND” means an investigational new drug application filed with the FDA for approval to commence human clinical trials, or any equivalent application filed with any equivalent regulatory authority in a country other than the U.S.

1.11 “Information” means all tangible and intangible (a) information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.12 “Major Market” means France, Germany, Italy, Japan, Spain, the United Kingdom, or the U.S.

1.13 “Metabolex Know-How” means all Information that (a) is Controlled by Metabolex or its Affiliates during the Term, (b) is developed or acquired by Metabolex or its Affiliates after the Effective Date and (c) relates to a PPAR-d Compound or a PPAR-d Product or its development, manufacture, promotion or use, but excluding the Metabolex Patents, PPAR-d Patents, and PPAR-d Know-How.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.14 “Metabolex Patents” means all Patents (other than PPAR-d Patents) that (a) are filed during the Term with a priority date after the Effective Date; (b) are Controlled during the Term by Metabolex or a Metabolex Affiliate; and (c) claim or cover the composition of matter, manufacture or use of a PPAR-d Compound or a PPAR-d Product.

1.15 “NDA” means a New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 C.F.R. § 314.5 et seq. or any equivalent application filed with any equivalent regulatory authority in a country other than the U.S.

1.16 “Net Sales” means, with respect to a given period of time, [*], less the following deductions and offsets that are actually incurred, allowed, accrued and/or taken and are specifically allocated with respect to such sale or distribution, but solely to the extent that such deductions or offsets are not otherwise recovered by or reimbursed to Metabolex or its Affiliates, distributors or sublicensees:

[*]

The methodology for calculating (a) – (f), on a country-by-country basis, shall conform to generally accepted accounting principles consistently applied by Metabolex and its Affiliates across its product lines.

Net Sales shall also include the fair market value of all consideration received by Metabolex and its Affiliates and their distributors and sublicensees in respect of any sale of PPAR-d Products, whether such consideration is in cash, payment in kind, exchange for value or another form.

In the case of discounts, reductions, payments or rebates offered for the PPAR-d Products where the PPAR-d Products are sold to a customer as a grouped set of products and/or services, Metabolex may discount the bona fide list price of a PPAR-d Product by no more than the average weighted percentage discount (off of the applicable list prices) of all the products of Metabolex and/or its Affiliates in such particular grouped set of products. The methodology for calculating the “average weighted percentage discounts” for PPAR-d Products will be consistent with Metabolex’s and its Affiliates’ usual course of dealing with all its products other than the PPAR-d Products. An example of the calculation of “average weighted percentage discount” for a particular grouped set is set forth in the attached Exhibit A.

If a PPAR-d Product is sold in the form of a combination product containing both a PPAR-d Product and one or more independently therapeutically active pharmaceutical molecules that are not PPAR-d Products (for the purpose of this Section 1.16, a “Combination Product”), [*].

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

If Metabolex (or its Affiliate) sublicenses the development and/or commercialization of a PPAR-d Product to a Third Party in consideration of the payment (inter alia) of royalties by such sublicensee on sales by such sublicensee of the PPAR-d Product, then Metabolex (or its Affiliate) shall use commercially reasonable efforts to use a definition of net sales in the sublicense agreement between Metabolex and such sublicensee that exactly matches the definition of “Net Sales” as used in this Agreement. However, in the event such definitions differ, for purposes of calculating the royalty owed by Metabolex to Janssen based on such sublicensee’s sales of such PPAR-d Product, the definition of “Net Sales” as used in this Agreement, solely for purposes of calculating such royalty owed, shall be deemed to be the definition of net sales in the sublicense agreement between Metabolex (or such Affiliate) and such sublicensee, provided, however, that (i) the two definitions are substantially similar and (ii) the methodology for calculating any deductions or offsets listed in such definition, on a country-by-country basis, conforms to generally accepted accounting principles consistently applied by such sublicensee across its product lines.

1.17 “Other Product” means any pharmaceutical product (other than a PPAR-d Product) containing a Selective PPAR-d Modulator, and including all formulations, line extensions and modes of administration thereof.

1.18 “Patents” means (a) U.S. patents, re-examinations, reissues, renewals, extensions and term restorations, and foreign counterparts thereof, and (b) pending applications for U.S. patents, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, inventors’ certificates, and extensions, and foreign counterparts of any of the foregoing.

1.19 “Phase III Trial” means that portion of the clinical development program that provides for trials of a PPAR-d Product in an extended human patient population designed to obtain data determining efficacy and safety of the PPAR-d Product to support Regulatory Approvals in the proposed therapeutic indication as more fully defined in 21 C.F.R. § 312.21(c), or its successor regulation, or the equivalent in any foreign country.

1.20 “PPAR-d Compound” means: (a) any of the compounds known as RWJ 800025, [*] (each as described in Exhibit B); (b) any other compound that is a Selective PPAR-d Modulator [*] as defined in: [*], or [*] or [*], and/or [*]; and (c) any [*] of any of the foregoing compounds.

1.21 “PPAR-d Know-How” means all Information that is Controlled by Janssen or its Affiliates as of the Effective Date and relates to a PPAR-d Compound, or is otherwise necessary for the development, manufacture, promotion, or use of a PPAR-d Compound, but excluding the PPAR-d Patents. For clarity, PPAR-d Know-How shall include the Product Data Package.

1.22 “PPAR-d Patents” means all Patents that are Controlled during the Term by Janssen or a Janssen Affiliate and that include one or more claims that claim or cover a PPAR-d Compound, or the manufacture or use of a PPAR-d Compound, including without limitation those listed on Exhibit C. In addition, “PPAR-d Patents” shall include all Patents that are Controlled as of the Effective Date by Janssen or a Janssen Affiliate to the extent that such Patents include one or more claims that claim or cover the formulation, manufacture or use of a PPAR-d Product as it exists as of the Effective Date.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.23 “PPAR-d Product” means any pharmaceutical product that contains a PPAR-d Compound, and including all formulations, line extensions and modes of administration thereof.

1.24 “PPAR-g License Agreement” means the Development and License Agreement executed on June     , 2006, by and between Metabolex and Ortho-McNeil, Inc.

1.25 “Product Data Package” shall mean any and all files, data, records and other Information (including without limitation regulatory documents, pre-clinical and clinical protocols, data, and reports, product complaint files, and adverse event files) relating to development of PPAR-d Compounds or PPAR-d Products anywhere in the world, to the extent such files, data, records or Information are Controlled by Janssen or its Affiliates.

1.26 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a PPAR-d Product in the particular regulatory jurisdiction.

1.27 “Selective PPAR-d Modulator” means any small molecule compound that (a) [*] interacts with the PPAR-d receptor to [*] or [*], and (b) shows activity toward [*] the PPAR-d receptor in the [*] assay using [*] (or any [*] thereof). To constitute a Selective PPAR-d Modulator, the compound must not [*] (i) [*] or (ii) [*]. For the purposes of clause (i) of this Section 1.27, “[*]” means [*] in either the [*] and/or [*], as applicable, that is [*] obtained in the [*] assay. For the purposes of clause (ii) of this Section 1.27, “[*]” means [*] of the [*] of the compound for the [*] (measured at [*] determined in the [*] assay) in the generally accepted assay for the [*] (or if there is no such generally accepted assay, a validated assay for the [*]). Notwithstanding the above, the term “Selective PPAR-d Modulator” shall include, without limitation, RWJ 800025, [*].

1.28 “Term” means the term of this Agreement as provided in Section 9.1.

1.29 “Third Party” means any Person other than (a) Metabolex, (b) Janssen, or (c) an Affiliate of either Metabolex or Janssen.

1.30 “U.S.” means the United States of America, including its territories, protectorates and possessions.

1.31 “Valid Claim” means (i) a valid and enforceable claim of an issued, unexpired PPAR-d Patent, or (ii) a claim in any pending application for a PPAR-d Patent for which not more than [*] years have elapsed from the [*]. A claim of an issued, unexpired patent shall be deemed to be valid and enforceable unless and until it has been held to be invalid and/or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

unenforceable by a final judgment of a court of competent jurisdiction from which no further appeal can be taken. If a claim of a patent application that ceased to be a Valid Claim under clause (ii) of this Section 1.31 later issues or grants as a patent within the scope of clause (i) of this Section 1.31, then such claim shall again be considered to be a Valid Claim, effective as of the earlier of the grant or issuance of such patent.

ARTICLE 2

LICENSES

2.1 License Grant. Subject to the terms and conditions of this Agreement, Janssen hereby grants to Metabolex an exclusive (even as to Janssen and its Affiliates), worldwide, royalty-bearing license, with the right to grant sublicenses to Affiliates and/or Third Parties through multiple tiers, under the PPAR-d Patents and PPAR-d Know-How solely to research, develop, use, market, offer for sale, sell, import, manufacture, have manufactured, and distribute the PPAR-d Products.

2.2 Third Party Licenses. Janssen shall be solely responsible for all costs and expenses of any licenses in effect as of the Effective Date between a Third Party and Janssen or its Affiliates related to the PPAR-d Products. Subject to Section 4.2(a), Metabolex shall be solely responsible for all costs and expenses of any other license required in order to lawfully develop and commercialize the PPAR-d Products.

2.3 No Other Licenses. Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the license rights that are expressly granted under this Agreement.

2.4 No Non-Permitted Use. Metabolex hereby covenants that it shall not, nor shall it cause or permit any Affiliate or sublicensee to use or practice, any PPAR-d Patents or PPAR-d Know-How, for any purposes other than those expressly permitted in Section 2.1, or Section 9.5(f) or (h). Janssen hereby covenants that it shall not, nor shall it cause or permit any Affiliate or sublicensee to use or practice any PPAR-d Patents or PPAR-d Know-How, for any purposes other than those expressly set forth in Section 9.5(a).

2.5 Third Party Contracts. Metabolex shall use reasonable commercial efforts to ensure that each Third Party contract that Metabolex (or any Affiliate) enters into solely related to PPAR-d Products contains provision(s) permitting such Third Party contract to be assigned in accordance with Section 9.5(e). As to other contracts entered into by Metabolex (or its Affiliates) that relate to PPAR-d Products, Metabolex shall reasonably cooperate (if requested by Janssen after termination of the Agreement under Article 9) to assist Janssen in obtaining the benefits of such contracts. To the extent any such Third-Party contract relates to products or services generally available upon commercially reasonable terms, Metabolex shall not be required to assign such agreement(s), or provide such assistance (as applicable), to Janssen.

2.6 Sublicensee Agreements. Metabolex shall, in each sublicense that it grants hereunder, require the sublicensee to transfer any regulatory filings with respect to any PPAR-d Product or PPAR-d Compound in the event of a termination of this Agreement or such sublicense, to Janssen if this Agreement terminates, and to Metabolex if only such sublicense terminates.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.7 Exclusivity.

(a) Metabolex. Metabolex hereby covenants that Metabolex and its Affiliates shall not [*] for the period of [*], or until [*], any compound (other than a PPAR-d Compound), or product that contains a compound (other than a PPAR-d Product), that has [*] that such compound or product [*] unless that compound, or compound in the product, also has [*] that is either (i) [*] or (ii) [*], as well as [*] that is not [*] (such compound or product that [*] hereinafter referred to as an “Excluded Product”). If the product is a combination product (i.e., it contains multiple independently therapeutically active pharmaceutical molecules), the product shall be analyzed on a therapeutically active pharmaceutical molecule by therapeutically active pharmaceutical molecule basis to determine if it is an Excluded Product. Notwithstanding the above, RWJ 800025, [*] shall be deemed to be Excluded Products.

(b) Metabolex Sublicensees. Metabolex hereby covenants that any sublicense related to the [*] of a PPAR-d Product that Metabolex or its Affiliates grant under this Agreement shall include a covenant by the sublicensee that such sublicensee shall not [*] for the period of [*], or until [*]. Metabolex hereby agrees to use reasonable efforts to enforce such covenant [*] if it, or its Affiliates, become aware of a breach or anticipated breach of such covenant by any sublicensee.

(c) Janssen. Janssen hereby covenants that Janssen and its Affiliates shall not [*] for the period of [*], or until [*].

(d) [*]. For the purposes of this Section 2.7, [*] means [*] that is responsible for the achievement of a [*] in one of the [*] used to [*] in the [*], which [*] as indicated in the [*] and [*] may be used to [*].

(e) Exception for Acquired Excluded Products. Notwithstanding the foregoing, if either Party or any of its respective Affiliates, enters into a definitive agreement with respect to a merger or acquisition by operation of which such Party or its Affiliate would (i) acquire an Excluded Product that at the time of the closing of the acquisition [*] or (ii) be acquired by, or merge with, a Third Party that has an Excluded Product that at the time of the closing of the acquisition [*], then such Party or its Affiliate (or the entity that acquired such Party or its Affiliate or the entity into which such Party or its Affiliate has merged) shall have [*] from the execution date of such definitive agreement to divest itself of such Excluded Product and, during such [*] period, the [*] of such Excluded Product shall be deemed to be not in violation of Section 2.7(a) or Section 2.7(c), as applicable. Such divestiture can occur by either (1) an outright sale to a Third Party of all rights to such Excluded Product, or (2) an out-license (exclusive as to the divesting Party and its Affiliates) to a Third Party of all rights to [*] such Excluded Product; provided, however, that the divesting Party or its Affiliate must not exercise or have the ability to exercise any role, or influence in any manner, the [*] of such Excluded Product. If a Party or its Affiliate fails to divest itself of such Excluded Product during such [*] period, then if such Party is (A) Metabolex, then [*]; or (B) Janssen, then Metabolex shall have the right [*], at its discretion, upon written notice to Janssen, to [*] and/or [*] under this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 3

DEVELOPMENT & COMMERCIALIZATION

3.1 Development and Commercialization of PPAR-d Compounds. Subject to Section 3.6, Metabolex shall have full control and responsibility over the research, development and registration (including but not limited to, clinical activities and submissions to regulatory agencies, and all expenses related thereto) of any PPAR-d Products, subject to the terms of this Agreement. Metabolex shall use Diligent Efforts to conduct all such research, development, and regulatory activities.

3.2 Development Information and Reporting. Metabolex shall use Diligent Efforts to prepare and maintain complete and accurate records regarding the worldwide clinical development of PPAR-d Products. Metabolex shall provide to Janssen on a semi-annual basis a summary of the development efforts being conducted on PPAR-d Product and the results of such development. Metabolex shall also provide to Janssen copies of all FDA and other Regulatory Authority communications associated with Major Market filings and shall inform Janssen promptly following the occurrence of any significant development event that occurs relating to such PPAR-d Products (e.g. initiation or completion of a clinical trial, submission of a U.S. or international regulatory filing, receipt of a response to such U.S. or international regulatory filing, or serious adverse clinical safety event associated with a PPAR-d Product).

3.3 Diligence in Development of PPAR-d Products. Metabolex shall use Diligent Efforts to clinically develop at least one PPAR-d Product under this Agreement, provided that in Metabolex’s reasonable judgment it is commercially feasible to file for Regulatory Approval for such PPAR-d Product in at least the U.S. and the other Major Markets.

3.4 Technology Transfer. Janssen and its Affiliates shall cooperate with Metabolex and provide access and transfer to Metabolex of its PPAR-d Know-How by such dates after the Effective Date as are reasonably requested by Metabolex. For the avoidance of doubt, neither providing access to nor transfer of any PPAR-d Know-How pursuant to this Section 3.4 shall alter the ownership or other rights of any Party or its Affiliates with respect to such PPAR-d Know-How. Each Party shall be responsible for its own costs and expenses related to any such cooperation, provided however, that the costs of the transfer of any Materials by Janssen and its Affiliates shall be borne by Janssen.

3.5 Materials Transfer. In order to facilitate the technology transfer provided in Section 3.4 and facilitate Metabolex’s research and development of PPAR-d Products, Janssen shall provide to Metabolex upon the prior written request of Metabolex, at no charge, the biological material, chemical compounds and Information Controlled by Janssen and its Affiliates listed on Exhibit D that Janssen and/or its Affiliates have on hand at the relevant time, and other material reasonably requested by Metabolex prior to [*] that Janssen and/or its

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Affiliates have on hand at the relevant time (collectively, the “Materials”) for use by Metabolex solely to research and develop PPAR-d Products. To the extent that such Materials consist of reports that are in the process of being written/completed as of the relevant time, Janssen agrees to write/complete such reports prior to providing them to Metabolex. It is agreed that Janssen and/or its Affiliates shall transfer to Metabolex upon prior written request of Metabolex, all of its stock of the compounds known as RWJ 800025, [*] (including any clinical materials containing such compounds), other than such amounts that Janssen needs to retain for regulatory purposes. The Materials shall be transferred within a reasonably practicable time after the written request of Metabolex. It is the expectation of the Parties that prior to [*], Metabolex shall only request the transfer of Materials that it needs in order to [*]. All Materials provided by Janssen and/or its Affiliates under this Agreement will be used by Metabolex only for the specific research and development purposes as disclosed and as permitted under the applicable license rights granted under Section 2.1 and subject to all the other restrictions and obligations under this Agreement. Such Materials will not be used or delivered to or for the benefit of any Third Party except as otherwise permitted under this Agreement without the prior written consent of Janssen, and will be used in compliance with all applicable laws, rules and regulations. The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. Except as expressly set forth herein, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

3.6 Regulatory Matters. At all times after the Effective Date, Metabolex shall own and maintain, at its own cost, all regulatory filings and Regulatory Approvals for PPAR-d Products that Metabolex is developing or commercializing pursuant to this Agreement, including all INDs, CTAs, NDAs, and statistical analyses. As such, Metabolex shall be responsible for reporting all adverse drug reactions related to PPAR-d Products to the appropriate regulatory authorities in the relevant countries, in accordance with the applicable laws and regulations of such countries. As soon as practicable, but not more than thirty (30) days after the Effective Date, Janssen shall transfer ownership of, and all files relating to, its regulatory filings and associated with PPAR-d Products to Metabolex (including, but not limited to, any INDs Controlled by Janssen or its Affiliates). Metabolex shall provide Janssen with copies of the draft registration submissions in connection with obtaining Regulatory Approval for a PPAR-d Product in the Major Markets, prior to their submission, and Janssen shall have the right to review such draft submission and provide comments thereon to Metabolex, which Metabolex agrees to reasonably consider. Janssen also agrees to discuss and answer any questions relating to PPAR-d Know-How that Metabolex may have regarding regulatory matters for PPAR-d Products. Metabolex shall also be responsible for all meetings with regulatory authorities and all post-approval commitments. Notwithstanding the above, Janssen shall prepare and file a FDA regulatory submission covering the [*]. Janssen shall provide Metabolex with a copy of the draft submission prior to its submission, and Metabolex shall review such draft submission and provide comments thereon to Janssen, which Janssen agrees to consider and incorporate into the submission if in Janssen’s reasonable judgment such suggestions are justified and proper.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.7 Commercialization of PPAR-d Products. Metabolex will plan, control, carry out and fund all activities related to the promotion, marketing and sale of any PPAR-d Products. Metabolex shall use Diligent Efforts to market, promote and commercialize any and all PPAR-d Products as to which Regulatory Approval has been achieved in a Major Market provided that such commercial launch is commercially reasonable given label and pricing issue. Prior to launch of any PPAR-d Product and from time to time thereafter (but no less frequently than annually), Metabolex will provide Janssen with updates on marketing activities relating to PPAR-d Products.

3.8 Commercialization Costs. Metabolex shall be responsible for all costs and expenses associated with its commercialization activities, including manufacturing of PPAR-d Products.

3.9 Right of First Negotiation.

(a) Right of First Negotiation. Metabolex hereby grants to Janssen a right of first negotiation under the terms of this Section 3.9 (the “Right of First Negotiation”) to license a particular PPAR-d Product or Other Product from Metabolex in the event that Metabolex elects to seek a Third Party corporate partner for the research, development, promotion, and/or commercialization of such PPAR-d Product or Other Product.

(b) Notice; Exercise. In the event that Metabolex decides to seek a partner for the research, development, promotion, and/or commercialization of a PPAR-d Product or Other Product, Metabolex shall provide notice in writing (the “Notice to Partner”) to Janssen of such intention. Within thirty (30) days of receipt of such Notice to Partner, Janssen shall submit a reasonable due diligence request to Metabolex (“Diligence Request”) in order for Janssen to evaluate Janssen’s interest in such PPAR-d Product or Other Product (as the case may be). Janssen shall then have thirty (30) days from the date of receipt of either (i) Metabolex’s detailed answer to the Diligence Request (which answer may be provided by Metabolex allowing appropriate Janssen employees access to a facility having the Metabolex Information that is responsive to such Diligence Request and reasonable time to review such Information), or (ii) the Notice to Partner, if no such Diligence Request was timely submitted by Janssen (as applicable), to notify Metabolex in writing of its desire to exercise the PPAR-d Right of First Negotiation (the “Exercise”). After receipt of Janssen’s timely Exercise, the Parties shall then negotiate in good faith, for up to [*] after the date of such Exercise, the terms of an agreement (the “PPAR-d License Agreement”) under which Janssen would receive an exclusive license to the PPAR-d Product or Other Product (as the case may be) on commercially reasonable terms, taking into account the stage of development of the PPAR-d Product or Other Product at the time of such negotiations and Metabolex’s prior efforts and resources expended in developing the PPAR-d Product or Other Product.

(c) Failure to Reach Agreement. If the Parties do not enter into the License Agreement within [*] after the date of the Notice to Partner, then Metabolex shall have no

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

further restrictions or obligations vis-à-vis Janssen with respect to the applicable PPAR-d Product or Other Product under this Section 3.9, and Metabolex shall be free to enter into a license, collaboration, joint venture or other agreement with a Third Party covering such PPAR-d Product or Other Product (a “Third Party Agreement”) at its discretion.

(d) Failure to Consummate Partnering Transaction. If Metabolex does not execute, within [*] after the expiration of the [*] period contemplated in Section 3.9(b), a definitive Third Party Agreement with a Third Party, then the Right of First Negotiation would then again apply if Metabolex subsequently seeks to partner such PPAR-d Product or Other Product.

(e) Independent Development. Subject to Section 2.7(a), Metabolex and its Affiliates shall at all times retain the right, at its discretion, to develop and commercialize any PPAR-d Product or Other Product independently.

3.10 Replacement Product.

(a) Metabolex shall have the option (the “Replacement Product Option”) to discontinue its development of the PPAR-d Compounds and PPAR-d Products and select [*] as a Replacement Compound (as defined below), which option shall become exercisable on the Effective Date and shall terminate on [*].

(b) In the event Metabolex exercises the Replacement Product Option, such Replacement Compound (and any applicable product) shall be subject to the terms and conditions set forth in this Agreement in the same manner as a PPAR-d Compound (and associated PPAR-d Product) and all other terms and obligations accordingly modified, including without limitation, the representations and warranties in Section 7.2. Without limiting the generality of the foregoing, the terms PPAR-d Compound, PPAR-d Know-How, PPAR-d Patent, and PPAR-d Product shall be replaced with appropriate acronyms and definitions relating to such replacement product, as follows:

(i) “Replacement Compound” means the composition known as [*] as described in Exhibit E.

(ii) “Replacement Know-How” means all Information that is Controlled by Janssen or its Affiliates as of the Effective Date and relates to the Replacement Compound, or is otherwise necessary for the development, manufacture, promotion, or use of the Replacement Compound, but excluding the Replacement Patents. For clarity, Replacement Know-How shall include the Product Data Package.

(iii) “Replacement Patents” means all Patents that are Controlled during the Term by Janssen or a Janssen Affiliate and that include one or more claims that claim or cover the Replacement Compound, or the manufacture or use of the Replacement Compound, including without limitation those listed on Exhibit F. In addition, “Replacement Patents” shall include all Patents that are Controlled, as of the date the option is exercised, by Janssen or a Janssen Affiliate to the extent that such Patents include one or more claims that claim or cover the formulation, manufacture or use of the Replacement Compound as it exists as of the date the option is exercised.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iv) “Replacement Product” means any pharmaceutical product that contains the Replacement Compound, and including all formulations, line extensions and modes of administration thereof.

(c) In addition, in the event Metabolex exercises the Replacement Product Option, Section 2.7 shall be deleted in its entirety and replaced with the following;

(i) Metabolex. Metabolex hereby covenants that Metabolex and its Affiliates shall not [*] any [*] product (other than a Replacement Product) for the period of [*].

(ii) Metabolex Sublicensees. Metabolex hereby covenants that any sublicense related to the [*] of a Replacement Product that Metabolex or its Affiliates grant under this Agreement shall include a covenant by the sublicensee that such sublicensee shall not [*] any [*] product (other than a Replacement Product) for the period of [*]. Metabolex hereby agrees to use reasonable efforts to enforce such covenant [*] if it, or its Affiliates, become aware of a breach or anticipated breach of such covenant by any sublicensee.

(iii) Janssen. Janssen hereby covenants that Janssen and its Affiliates shall not [*] any [*] product for the period of [*].

(d) In the event Metabolex exercises the Replacement Product Option, all rights with respect to the PPAR-d Patents and PPAR-d Know-How shall revert back to Janssen and the terms of Section 9.5 (without giving effect to the replacement of terms contemplated by Section 3.10(b)) shall apply to the PPAR-d Products and PPAR-d Compounds.

ARTICLE 4

PAYMENTS

4.1 Royalties.

(a) Royalty Percentage. For the term specified in Section 4.1(b), Metabolex shall pay to Janssen a running royalty equal to eight percent (8%) of Net Sales; provided, however, that the royalties owed to Janssen on Net Sales attributable to [*] shall [*] eight percent (8%) of such Net Sales and [*]; provided, further, that the royalties owed to Janssen on Net Sales attributable to [*] shall not [*]. For the purpose of this Section 4.1(a), the [*] on Net Sales shall be equal to [*] plus [*] as a result of such Net Sales [*].

(b) Royalty Term. Metabolex’s royalty obligations under this Section 4.1 as to a particular PPAR-d Product in a particular country shall be in effect from the First Commercial Sale in the country and shall expire, on a country-by-country basis, on the later of (i) [*] years following the First Commercial Sale of such PPAR-d Product in such country and (ii) the expiration of the last to expire Valid Claim of a PPAR-d Patent covering such PPAR-d

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Compound or PPAR-d Product, or its manufacture or use in such country. Notwithstanding the foregoing, Metabolex shall be obligated to pay the royalties set forth in Section 4.1(a) on sales of a PPAR-d Product in any country where such PPAR-d Product [*] at the time [*].

4.2 Royalty Reductions.

(a) Janssen shall be solely responsible for all costs and expenses of any licenses between a Third Party and Janssen or its Affiliates in effect as of the Effective Date related to the PPAR-d Products. If a Patent or Patents of a Third Party should exist in any country during the Term covering the development, manufacture, use or sale of any PPAR-d Product, and which Metabolex believes in Metabolex’s reasonable judgment impractical or impossible for Metabolex or any Affiliate or sublicensee to engage in the activity or activities licensed under this Agreement without obtaining a royalty bearing license from such Third Party under such Patent or Patents in a particular country, then Metabolex shall be entitled to a credit, against the royalty payments due to Janssen upon sales of such PPAR-d Product in the applicable country, of an amount equal to [*] the royalty paid to such Third Party based upon the sales of the PPAR-d Product in such country, but provided that such credit shall not exceed [*] the royalty otherwise payable to Janssen in the absence of such royalty offset.

(b) If (i) [*] generic products or [*] equivalent (in either case, “Generic Products”) are sold by Third Parties in a country where Metabolex is selling a PPAR-d Product, (ii) the Generic Products each contain the PPAR-d Compound in the PPAR-d Product, or any [*] of such PPAR-d Compound; and (iii) sales of the Generic Products [*] in such country [*], the royalty owed under Section 4.1 for such PPAR-d Product shall be determined under the following formula: The contribution of sales of such PPAR-d Product in such country shall be reduced by [*] when calculating aggregate Metabolex Net Sales, but only for so long as the conditions set forth in subclauses (i), (ii), and (iii) continue to be satisfied.

4.3 Timing of Payment. Royalties obligations under Section 4.1 shall accrue at the time the sale of the royalty-bearing product is made, or invoice is delivered, whichever is earliest, and royalty or other payment obligations that have accrued during a particular calendar quarter shall be paid, on a quarterly basis, within forty-five (45) days after the end of the calendar quarter during which the obligation accrued. For clarity, Metabolex’s obligation to pay royalties under this Agreement is imposed only once with respect to the same unit of PPAR-d Product regardless of the number of Patents pertaining thereto.

4.4 Sublicenses. In the event Metabolex grants licenses or sublicenses to others to sell PPAR-d Products that are subject to royalties under Section 4.1, such licenses or sublicenses shall include an obligation for the sublicensee to account for and report its sales of PPAR-d Products on the same basis as if such sales were sales by Metabolex, and Metabolex shall pay to Janssen, with respect to such sales, such royalties and payments as if such sales of the sublicensee were sales of Metabolex.

4.5 Mode of Payment. All payments to a Party hereunder shall be made by deposit of U.S. Dollars by wire transfer in immediately available funds in the requisite amount to such bank account as such Party may from time to time designate by notice to the other Party. With

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

respect to sales outside the U.S., royalty and other sales-based amounts owed shall first be calculated in the currency of sale, and then such amounts shall be converted into U.S. Dollars using the average exchange rates as calculated and utilized by Metabolex’s reporting systems and published accounts as used throughout Metabolex’ business.

4.6 Royalty Reports and Records Retention. Within forty-five (45) days after the end of each calendar quarter during which PPAR-d Products have been sold, Metabolex shall deliver to Janssen a written report of the amount of gross sales of each PPAR-d Product in each country during the applicable calendar quarter, an itemized calculation of Net Sales, consistent with Metabolex’s normal and customary reporting procedure, and a calculation of the amount of royalty payment due on such sales during such calendar quarter. For three (3) years after each sale of each PPAR-d Product, Metabolex shall keep (and shall ensure that its Affiliates and sublicensees shall keep) complete and accurate records of such sale in sufficient detail to confirm the accuracy of the royalty and other payment calculations hereunder.

4.7 Audits.

(a) Upon the written request of Janssen, and not more than once in each calendar year, Metabolex shall permit an independent certified public accounting firm of internationally recognized standing selected by Janssen, and reasonably acceptable to Metabolex, to have access to and to review, during normal business hours and upon no less than thirty (30) days prior written notice, the applicable records of Metabolex and its Affiliates to verify the accuracy and timeliness of the reports and payments made by Metabolex under this Agreement. Such review may cover the records for sales made in any calendar year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Janssen only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.

(b) If such accounting firm concludes that any payments were late or additional amounts were owed during such period, Metabolex shall pay the late payments and/or additional amounts, with interest from the date originally due as set forth in Section 4.8, within thirty (30) days after the date Janssen delivers to Metabolex a notice referencing the accounting firm’s written report and requesting such payment. If the amount of the underpayment is greater than [*] of the total amount actually owed for the period audited, then Metabolex shall in addition reimburse Janssen for all reasonable costs related to such audit; otherwise, Janssen shall pay all costs of the audit. In the event of overpayment, any amount of such overpayment shall be fully creditable against amounts payable for the immediately succeeding calendar quarter(s); provided, however, that if the overpayment exceeds [*], then such credit cannot be applied to reduce the amounts payable by Metabolex to Janssen for any particular calendar quarter by more than [*] of the amount otherwise due to Janssen.

(c) Metabolex shall include in each distribution agreement or sublicense granted by it pursuant to this Agreement a provision requiring the distributor or sublicensee to make reports to Metabolex, to keep and maintain records of sales made pursuant to such distribution agreement or sublicense and to grant access to such records by Janssen’s independent accountant to the same extent required by Metabolex under this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d) Janssen shall (i) treat all information that it receives under this Section 4.7 or under any sublicense agreement of Metabolex in accordance with the confidentiality provisions of Article 6 of this Agreement and (ii) cause its accounting firm to enter into an acceptable confidentiality agreement with Metabolex obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, in each case except to the extent necessary for Janssen to enforce its rights under the Agreement.

4.8 Interest. If either Party fails to make any payment due to the other Party under this Agreement, then interest shall accrue on a daily basis at an annual rate of [*] above the then-applicable prime commercial lending rate of Citibank, N.A. San Francisco, California, or at the maximum rate permitted by applicable law, whichever is the lower. Notwithstanding the foregoing, the interest shall only accrue on payments actually owed, from the original due date until payment made. If the Parties have a dispute regarding the results of the audit, they shall resolve the dispute through the mechanisms set forth in Section 10.9 below.

4.9 Taxes.

(a) Metabolex will make all payments to Janssen under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by applicable law to be made on account of Taxes (as defined in Section 4.9(e)).

(b) Any tax required to be withheld under applicable law on amounts payable under this Agreement will promptly be paid by Metabolex on behalf of Janssen to the appropriate governmental authority, and Metabolex will furnish Janssen with proof of payment of such tax. Any such tax required to be withheld will be an expense of and borne by Janssen.

(c) Metabolex and Janssen will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Metabolex to secure a reduction in the rate of applicable withholding taxes.

(d) If Metabolex had a duty to withhold taxes in connection with any payment it made to Janssen under this Agreement but Metabolex failed to withhold, and such taxes were assessed against and paid by Metabolex, then Janssen will reimburse Metabolex for such taxes (including interest but excluding penalties), upon delivery by Metabolex of the documents evidencing Metabolex payment of the taxes and the basis for such payment. If Metabolex makes a claim under this Section 4.9(d) it will comply with the obligations imposed by Section 4.9(b) as if Metabolex had withheld taxes from a payment to Janssen.

(e) Solely for purposes of this Section 4.9, “Tax” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by the applicable federal government or other taxing authority.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 5

PATENTS

5.1 Patent Prosecution.

(a) Janssen will have the sole (except as otherwise provided below), responsibility, [*] for the preparation, filing, prosecution and maintenance of, and conducting or defending any interferences or similar proceedings and in obtaining and maintaining any patent extensions, supplementary protection certificates and the like with respect to, the PPAR-d Patents. [*] Janssen will keep Metabolex informed of the progress with regard to all activities relating to the Janssen patent prosecution, including providing to Metabolex copies of all proposed filings and patent office responses and of all office actions and other material communications from patent offices relating to such prosecution efforts a reasonable time in advance of any proposed filing or required response, and Metabolex will have the right to comment on any such filings and responses. Janssen will consider in good faith the timely received requests and suggestions of Metabolex with respect to such filings or responses and Metabolex’ strategies for Janssen patent prosecution. During [*], Janssen shall not discontinue the filing, prosecution or maintenance of any PPAR-d Patent in a Major Market without Metabolex’s prior written consent.

(b) Subject to the last sentence of Section 5.1(a), if Janssen intends to abandon or not maintain any PPAR-d Patent and Janssen is not abandoning such PPAR-d Patent in favor of another PPAR-d Patent, Janssen will provide reasonable prior written notice to Metabolex of such intention to abandon (which notice will, in any event, [*] prior to the next deadline for any action that may be taken with respect to such Patent with the U.S. Patent & Trademark Office or any applicable foreign patent office) and, unless Janssen reasonably believes prosecution by Metabolex could have a material adverse impact on other patent applications or patents owned or Controlled by Janssen, then Janssen shall provide Metabolex the opportunity to assume responsibility for prosecuting and maintaining such PPAR-d Patent. The foregoing sentence shall not apply to any patent application or patent for which Janssen does not have the right to grant to Metabolex such rights. In the event that Metabolex, in its sole discretion, elects to assume responsibility for prosecuting and maintaining such PPAR-d Patent, then [*] such PPAR-d Patent will then be deemed [*] for all purposes of this Agreement.

5.2 Common Interest Disclosures. With regard to any information or opinions disclosed pursuant to this Agreement by one Party to each other regarding intellectual property and/or technology owned by Third Parties, Metabolex or Janssen (or its Affiliates), Metabolex and Janssen agree that they have a common legal interest in determining whether, and to what extent, third party intellectual property rights may affect the conduct of the development, manufacturing, marketing and/or sale of PPAR-d Products, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the development, manufacturing, marketing and/or sale of PPAR-d Products. Accordingly, Metabolex and Janssen agree that all such information and materials obtained by Metabolex and Janssen from each other

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of the Agreement. All information and materials will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable. By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party.

5.3 Enforcement of PPAR-d Patents.

(a) Notice. The Parties shall promptly inform each other of any information that comes to their attention involving actual or apparent infringements or misappropriations by any Third Party of any PPAR-d Patent or PPAR-d Know-How used in connection with this Agreement.

(b) PPAR-d Patents. If any PPAR-d Patent is infringed by a Third Party in any country, in connection with the manufacture, use, importation, offer for sale, or sale in such country of a compound that is a PPAR-d Compound, which manufacture, use or sale is likely to have a material adverse effect on current or future sales of any PPAR-d Product being researched, developed or commercialized by Metabolex or its Affiliates or sublicensees (a “Field Infringement”), Metabolex shall have the first right, but not the obligation, to bring an action or suit with respect to such Field Infringement at its own expense using counsel chosen by Metabolex, and approved by Janssen, which approval shall not be unreasonably withheld. In any such action or suit involving a PPAR-d Patent, Janssen shall have the opportunity to review any pleadings and provide comments with respect to such pleadings, which comments shall be reasonably considered by Metabolex. If requested by Janssen in writing, Metabolex will allow Janssen to join as a party in such action or suit, to the extent permitted by law, and in such regard Janssen may have counsel of its choosing and at its expense to represent its interest in such action or suit, but Metabolex will control the conduct of the action or suit, and Janssen shall not bring any claim against Metabolex based on the conduct of such action or suit. If Metabolex does not choose to commence such action within [*] after Metabolex becomes aware of such Field Infringement ([*] in the event of receiving a Paragraph IV Certification as described in 21 C.F.R. §314.50(i)(1)(i)(A)(4)), then Janssen may, at its discretion, choose to bring an action or suit at Janssen’s own expense. In any such action or suit brought by Janssen, Metabolex will have the right, at its own expense, to be represented in any such action by counsel of its own choice, but shall not have any right to control or interfere with Janssen’s conduct of the suit or action. In no event shall Janssen notify any Third Party of any alleged Field Infringement or bring any suit or other action against any Third Party seeking to enforce any PPAR-d Patents against any alleged Field Infringement (or otherwise), without first obtaining Metabolex’s prior written consent. Janssen will have the sole and exclusive right and discretion (i) to defend or otherwise respond to any alleged invalidity or unenforceability of a PPAR-d Patent, unless Janssen provides Metabolex such right or (ii) to bring an action or suit against or otherwise respond to Third Party activity that allegedly infringes a PPAR-d Patent, that is not a Field Infringement. Notwithstanding the foregoing, in any such action or suit involving a PPAR-d Patent, Metabolex shall have the opportunity to review any pleadings and provide comments with respect to such pleadings, which comments shall be reasonably considered by Janssen.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) Settlement. The Party bringing suit under this Section 5.3 shall keep the other Party reasonably informed as to the progress of the suit and all settlement discussions. A settlement or consent judgment or other voluntary final disposition of a suit brought by a Party under this Section may not be entered into without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided, however, that such settlement, consent judgment or other disposition does not admit the invalidity or unenforceability of any Patent; and provided further, that any rights to continue the infringing activity in such settlement, consent judgment or other disposition shall be limited to the product or activity that was the subject of the suit.

(d) Recovery. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery realized by a Party as a result of a litigation or other action with respect to a Field Infringement will first be applied to reimburse Metabolex for any actual litigation costs and expenses borne by Metabolex and not yet reimbursed by Janssen, and Janssen for any actual litigation costs and expenses borne by Janssen (including amounts paid to Metabolex to reimburse Metabolex for its litigation costs), and any amounts remaining after such reimbursement (a “Net Recovery”) will be shared by the Parties as follows: (i) if recovered by Metabolex, Metabolex will retain [*] of such Net Recovery and pay Janssen [*] of such Net Recovery [*] of receipt of payment, or (ii) if recovered by Janssen, Janssen will retain [*] of such Net Recovery and pay Metabolex [*] of such Net Recovery [*] of receipt of payment. Janssen will have the sole right to bring and control, and to retain all recovery from, any action or proceeding with respect to infringement of any PPAR-d Patent at its own expense and by counsel of its own choice with respect to any activities by a Third Party that are not Field Infringements.

(e) Assistance. In the event of any patent infringement litigation involving a PPAR-d Product and any Patent, the non-prosecuting or non-defending Party shall render such reasonable assistance as may be requested by the prosecuting or defending Party in connection with such infringement actions. If one Party requests the other Party’s reasonable assistance in connection with such infringement claims or actions, the requesting Party shall reimburse the other Party for such direct, documented out-of-pocket expenses as are reasonably incurred during the course of its providing such requested assistance. Before incurring such expenses, the Parties shall in good faith agree on the nature and extent of assistance to be rendered. The non-prosecuting or non-defending Party agrees to be joined as a party plaintiff, at the other Party’s expense, in any such action if necessary for such other Party to have standing to bring or continue an infringement action hereunder. If a PPAR-d Patent is licensed-in to Janssen, Janssen agrees to use reasonable commercial efforts to obtain the licensor’s consent to sue under such licensed-in Patent.

5.4 Cooperation by Metabolex and Janssen in Patent and Regulatory Filings. The Parties shall cooperate in order to avoid loss of any rights that may otherwise be available to the Parties under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of the Member States of the European Union and other

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

similar measures in any other country. Without limiting the foregoing, Metabolex shall notify Janssen upon receipt of Regulatory Approval to market a PPAR-d Compound or PPAR-d Product in the U.S., and timely supply Janssen with all information necessary to file an application for patent term extension for a relevant PPAR-d Patent within the required period following Regulatory Approval. The Parties shall, if necessary and appropriate use reasonable efforts to agree upon a joint strategy relating to patent term extension, but in the absence of mutual agreement with respect to such extension issue, Metabolex shall make the final decision on which Patent and/or the claims of the Patent will be selected for patent term extension. The obligations set forth in this Section 5.4 shall apply with respect to patent term extensions, or the equivalent, in any other country. Any application for patent term extension in the U.S. shall be made by the Party who Controls the relevant patent.

ARTICLE 6

CONFIDENTIALITY

6.1 Confidentiality Obligations. All Information disclosed by one Party to the other Party pursuant to this Agreement and all Information relating to a PPAR-d Compound disclosed pursuant to the Confidentiality Agreements entered into by and between Affiliates of Janssen and Metabolex dated [*] (as amended) and [*], shall be “Confidential Information” of the disclosing Party for all purposes hereunder. Each Party agrees that, for the Term and for [*] years thereafter, such Party shall, and shall ensure that its officers, directors, employees and agents shall, keep completely confidential (using at least the same standard of care as it uses to protect proprietary or confidential information of its own, but in no event less than reasonable care) and not publish or otherwise disclose and not use for any purpose except as expressly permitted hereunder any Confidential Information furnished to it by the other Party (including, without limitation, know-how of the disclosing Party). The foregoing obligations shall not apply to any Information disclosed by a Party hereunder to the extent that the receiving Party can demonstrate with competent evidence that such Information:

(a) was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was subsequently lawfully disclosed to the receiving Party or its Affiliate by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party; or

(e) was developed or discovered by employees of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.2 Authorized Disclosure. A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) Filing or prosecuting Patents relating to PPAR-d Products as permitted under this Agreement;

(b) Regulatory filings relating to PPAR-d Products;

(c) Prosecuting or defending litigation as permitted under this Agreement;

(d) Disclosure, in connection with the performance of this Agreement, to Affiliates, sublicensees, research collaborators, employees, consultants, subcontractors or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 6.

Further, a Party may disclose the other Party’s Confidential Information to the extent such disclosure is required by valid court order or legal process, provided that such Party gives the other Party advance notice of such required disclosure, limits the disclosure to that actually required, and cooperates in the other Party’s attempts to obtain a protective order or confidential treatment of the information required to be disclosed.

6.3 Confidentiality of Agreement Terms. The Parties acknowledge that the terms of this Agreement shall be treated confidentially as Confidential Information of both Parties. Notwithstanding the foregoing, such terms may be disclosed by a Party to investment bankers, investors, and potential investors or acquirers, in the context of a potential transaction, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 6. A copy of this Agreement may be filed with the Federal Trade Commission or the Justice Department for HSR review. In addition, a copy of this Agreement may be filed by a Party with the Securities and Exchange Commission, The New York Stock Exchange and/or the Nasdaq National Market as required by applicable law or regulation. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.

6.4 Publicity. Upon the execution of this Agreement, Metabolex may issue a press release announcing the execution of this Agreement, the text of which is set forth in an Exhibit to the PPAR-g License Agreement. After such initial press release, Metabolex may make periodic press releases or other public disclosures relating to the Agreement or developments under the Agreement at its discretion. Metabolex shall not disclose the Confidential Information of Janssen in any press release and shall not use the name of Janssen or any Janssen Affiliate in any press release, in each case without the prior written approval of Janssen. Janssen and its Affiliates shall not issue a press release or public announcement relating to the PPAR-d Product or this Agreement without the prior written approval of Metabolex, which approval shall not be unreasonably withheld or delayed.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.5 Publications. Metabolex and its Affiliates and sublicensees shall be free to publish or present the results of any research or development carried out under this Agreement, provided that Metabolex shall provide Janssen the opportunity for prior review and comment on any such publication to the extent it would disclose specific, proprietary Confidential Information of Janssen. In such latter case, Metabolex would provide Janssen the opportunity to review any proposed abstracts, manuscripts or presentations (including verbal presentations) that contain specific, proprietary Confidential Information of Janssen at least thirty (30) days prior to its intended submission for publication, and to reasonably consider deleting such Confidential Information at Janssen’s reasonable request.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Execution Date:

(a) such Party is duly organized and validly existing under the laws of the state or jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance its obligations under this Agreement;

(c) this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy or other debtor’s rights laws and regulations. The execution, delivery and performance of this Agreement by such Party does not violate any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having authority over such Party. All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained, or will be obtained on or prior to the Effective Date;

(d) it has the full right, power and authority to enter into this Agreement, and to perform its obligations hereunder; and

(e) has independently in good faith determined whether or not notification is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and will file such notification if deemed necessary.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.2 Janssen Warranties. Janssen represents and warrants that:

(a) Exhibit C accurately identifies all Patent rights Controlled by Janssen as of the Execution Date that claim a PPAR-d Compound, PPAR-d Product or its manufacture or use;

(b) as of the Execution Date it has not granted any right, license or interest in or to the PPAR-d Patents or PPAR-d Know-How that is in conflict with the rights and licenses granted to Metabolex under this Agreement; and

(c) as of the Execution Date, other than Third Party allegations disclosed to Metabolex with respect to the Replacement Patents, it owns or has a license to the PPAR-d Patents and PPAR-d Know-How and has the ability to grant to Metabolex the licenses thereunder as granted in this Agreement.

7.3 Neither Party makes any representation or warranty that development and marketing of PPAR-d Product shall be the exclusive means by which such Party will participate in development, manufacture, use and/or sale of pharmaceutical products for treatment or prevention of metabolic syndrome, insulin resistance, diabetes, obesity, or dyslipidemia.

7.4 Disclaimer of Warranties. EXCEPT AS SET FORTH IN SECTIONS 7.1 AND 7.2, EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS. IN PARTICULAR, THE PPAR-d COMPOUNDS AND PPAR-d PRODUCTS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF PPAR-d PRODUCTS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY, OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 7.2.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification by Metabolex. Metabolex shall indemnify, defend and hold Janssen and its Affiliates and each of their respective employees, officers, directors and agents (the “Janssen Indemnitees”) harmless from and against any and all liability, damages, loss, cost or expense (including reasonable attorneys’ fees) arising out of Third Party claims, actions, proceedings, or suits against an Janssen Indemnitee resulting from (a) Metabolex’s performance or non-performance of its obligations under this Agreement; (b) the development, manufacture, use, importation, promotion or sale of PPAR-d Products and/or PPAR-d Compounds by Metabolex and/or its Affiliates, sublicensees, distributors, agents and customers; or (c) breach by Metabolex of its representations and warranties set forth in Article 7; provided, however, Metabolex’s obligations pursuant to this Section 8.1 shall not apply to the extent such claims or suits result from the negligence or willful misconduct of any of the Janssen Indemnitees or breach by Janssen of its representations and warranties set forth in Article 7.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.2 Indemnification by Janssen. Janssen shall indemnify, defend and hold Metabolex and its Affiliates and each of their respective agents, employees, officers and directors (the “Metabolex Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) arising out of Third Party claims or suits against a Metabolex Indemnitee resulting from (a) Janssen’s performance or non-performance of its obligations under this Agreement; or (b) breach by Janssen of its representations and warranties set forth in Article 7; provided, however, that Janssen’s obligations pursuant to this Section 8.2 shall not apply to the extent that such claims or suits result from the negligence or willful misconduct of any of the Metabolex Indemnitees or breach by Metabolex of its representations and warranties set forth in Article 7.

8.3 Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s right to receive indemnification under this Article 8, it shall (a) promptly notify the other Party as soon as it becomes aware of a claim or action for which indemnification may be sought pursuant hereto, (b) cooperate with the indemnifying Party in the defense of such claim or suit, and (c) permit the indemnifying Party to control the defense of such claim or suit, including without limitation the right to select defense counsel, which counsel shall be reasonably satisfactory to the indemnified Party. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner that admits fault or negligence on the part of the indemnified Party without the prior written consent of the indemnified Party. The indemnifying Party shall have no liability under this Article 8 with respect to claims or suits settled or compromised without its prior written consent.

8.4 Insurance. Metabolex at its own expense, will maintain during the term of the Agreement clinical trial insurance in compliance with local regulations but in no event shall such coverage be in amounts less than [*] per occurrence. In addition, prior to any First Commercial Sale, Metabolex at its own expense, will maintain through termination of the Agreement and for a period of at least [*] years thereafter, product liability insurance in amounts not less than [*] per occurrence and [*] annual aggregate. Such insurance shall include worldwide coverage. Janssen agrees during the term of the Agreement and for a period of at least [*] years thereafter to maintain (a) workers’ compensation insurance for all of its employees, the limits of which shall be as required under statute; (b) commercial general liability insurance having limits of not less than [*] in the aggregate and [*] per occurrence. Each Party shall provide evidence of insurance in accordance with this Section 8.4 to the other Party upon the request of the other Party.

ARTICLE 9

TERM; TERMINATION

9.1 Term and Expiration. The term of this Agreement shall commence upon the Effective Date and, unless earlier terminated pursuant to Section 9.2 or 9.3, shall expire on a

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

country-by-country and PPAR-d Product-by-PPAR-d Product basis, upon the expiration of the royalty term as set forth in Section 4.1(b) as to such country with regard to such PPAR-d Product. Thereafter, the licenses granted to Metabolex in Section 2.1 as to such PPAR-d Product in such country shall survive but shall be non-exclusive, fully-paid and royalty-free.

9.2 Termination for Material Breach.

(a) If a Party breaches any of its material obligations under the Agreement, the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to make good or otherwise cure such breach, and stating its intention to terminate this Agreement if such breach is not cured. Subject to Section 10.12 of this Agreement, if such breach is not cured within [*] (or [*] with respect to breach of a payment obligation) after the receipt of such notice, the Party not in default shall be entitled, without prejudice to any of its other rights conferred under this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement by written notice to the other Party.

(b) The right of a Party to terminate this Agreement, as herein above provided, shall not be affected in any way by its waiver or failure to take action with respect to any prior default or breach.

9.3 Termination by Metabolex. Metabolex may terminate this Agreement in its entirety for any reason or no reason upon at least [*] prior written notice to Janssen.

9.4 “Anti-Shelving” Provision.

(a) If Metabolex does not expend more than a de minimus amount of effort and resources on the research and/or development of at least one (1) PPAR-d Product for any period of [*] or more, then (regardless of whether such failure constitutes a failure to expend Diligent Efforts) Janssen shall have the right to terminate this Agreement on written notice with respect to all PPAR-d Products, provided that Metabolex does not commence and thereafter continue to expend a material amount of effort and resources on the research and/or development of at least one (1) PPAR-d Product within [*] of such written notice by Janssen. This Section 9.4(a) shall automatically terminate at such time as Metabolex (or its Affiliate or sublicensee) has [*] on a PPAR-d Product.

(b) Notwithstanding Section 9.4(a), Janssen shall not have the right to terminate this Agreement pursuant to Section 9.4(a) if Metabolex has delayed development of its PPAR-d Products due to either:

(i) financial constraints that have caused Metabolex to delay its PPAR-d programs as well as a majority of its other programs; provided, however, that:

(1) Metabolex has provided written to notice to Janssen that it wishes to rely on this Section 9.4(b)(i);

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(2) [*] the written notice described in Section 9.4(b)(i)(1); and

(3) Metabolex restarts development of its PPAR-d Products within [*] after the conclusion of the [*] period of inactivity described in Section 9.4(a); or

(ii) safety or material technical or regulatory cause; provided, however, that Metabolex in good faith intends to continue development of its PPAR-d Products as soon as practicable if and after the safety, technical and/or regulatory issues are resolved.

9.5 Consequences of Termination. If a Party terminates this Agreement pursuant to Section 9.2(a); Janssen terminates this Agreement pursuant to Section 9.4; or Metabolex terminates this Agreement pursuant to Section 9.3, then:

(a) Licenses to Janssen. Metabolex shall grant to Janssen a worldwide, exclusive (even as to Metabolex and its Affiliates), irrevocable, license (with full rights to sublicense) under the Metabolex Know-How and Metabolex Patents, to make, have made, import, use, offer for sale and sell PPAR-d Products and PPAR-d Compounds. Metabolex shall also grant to Janssen a worldwide, exclusive (even as to Metabolex and its Affiliates), irrevocable, license (with full rights to sublicense) under Patents that are Controlled as of the Effective Date by Metabolex or a Metabolex Affiliate to the extent that such Patents include one or more claims that claim or cover the composition of matter, formulation, manufacture or use of a PPAR-d Compound or PPAR-d Product as such exists on the date of termination, to make, have made, import, use, offer for sale and sell such PPAR-d Compound and PPAR-d Product (as such may be further developed and commercialized). Notwithstanding the foregoing, Janssen shall reimburse Metabolex for Third Party royalties and other out-of-pocket payments incurred by Metabolex as a result of any Third-Party obligations of Metabolex triggered by supplying such licenses to Janssen. Further, the licenses granted in this Section 9.5(a) shall be [*] to the extent such licenses [*] PPAR-d Products and PPAR-d Compounds. To the extent that such licenses [*] PPAR-d Products and PPAR-d Compounds, the licenses shall be [*] and shall be [*].

(b) Regulatory Filings. Metabolex shall assign to Janssen, and will provide full copies of, all Regulatory Approvals and INDs, NDAs and other similar regulatory applications that relate to PPAR-d Products and/or PPAR-d Compounds and are owned or Controlled by Metabolex or its Affiliates. Metabolex shall also take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights thereunder to Janssen.

(c) Data Disclosure. Metabolex will provide to Janssen copies of the relevant portions of all material reports and data, including clinical and non-clinical data and reports, obtained or generated by or on behalf of Metabolex or its Affiliates pursuant to this Agreement to the extent that they relate to PPAR-d Products and PPAR-d Compounds, within sixty (60) days of such termination unless otherwise agreed, and Janssen shall have the right to use any such Information in developing and commercializing PPAR-d Products and PPAR-d Compounds, and to license any Third Parties to do so.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d) Trademarks. If Metabolex used with regard to any PPAR-d Product or PPAR-d Compound in a country any trademark, tradename or logo related solely to a PPAR-d Product and/or PPAR-d Compound (“Metabolex PPAR-d Product Mark(s)”) Metabolex shall assign to Janssen, at Janssen’s cost for the transactional documents and any governmental fees for effecting such assignment (upon written request from Janssen within one (1) year of such termination under this Section 9.5), the Metabolex PPAR-d Product Mark(s). For clarity, Janssen shall under no circumstance receive any rights under the housemarks of Metabolex or its Affiliates, except with respect to selling off existing inventory.

(e) Third-Party Contracts. At Janssen’s request, Metabolex shall promptly provide to Janssen copies of all Third-Party agreements with Metabolex or its Affiliates containing a license under Patents or patent applications claiming inventions or know-how specific to or used or incorporated into the development, manufacture and/or commercialization of the PPAR-d Products and PPAR-d Compounds. At Janssen’s reasonable request, Metabolex shall reasonably cooperate with Janssen to make available to Janssen the benefits of such Third-Party agreements, at Janssen’s expense.

(f) Further Sales. In the event of any such termination, Metabolex may continue to sell its remaining inventory of the PPAR-d Product or PPAR-d Compound for a period of [*] from the effective date of such termination, subject to the payment of royalties pursuant to Section 4.1. Metabolex covenants that promptly after such [*] period it and its Affiliates and former sublicensees hereunder shall cease to sell, and thereafter shall not sell, any PPAR-d Products or PPAR-d Compounds.

(g) Remaining Materials. At the end of the period described in Section 9.5(f) or if this Agreement is terminated prior to the First Commercial Sale, at the request of Janssen, Metabolex shall transfer to Janssen, at a price to be agreed in good faith, which shall not be lower than [*] of Metabolex’s manufacturing cost for the PPAR-d Products and/or PPAR-d Compounds or higher than [*] of Metabolex’s manufacturing cost for the PPAR-d Products and/or PPAR-d Compounds, all quantities of PPAR-d Products and/or PPAR-d Compounds in the possession of Metabolex or its Affiliates (including, without limitation, clinical trial supplies and PPAR-d Products and/or PPAR-d Compounds intended for commercial sale).

(h) PPAR-d Product/Compound Manufactured by Metabolex. If any PPAR-d Product and/or PPAR-d Compound was manufactured by Metabolex (including, without limitation, any testing and/or release) at the time of such termination, at Janssen’s request, Metabolex shall continue to manufacture such PPAR-d Product and/or PPAR-d Compound for Janssen, unless such would be an undue burden on Metabolex, at a cost equal to [*] of Metabolex’s manufacturing cost for the PPAR-d Product and/or PPAR-d Compound from the time of the effective date of termination, until such time (not to exceed [*]) as Janssen is able to secure an equivalent alternative commercial manufacturing source from which quantities of PPAR-d Product and/or PPAR-d Compound are registered for commercial sale in each country of the Territory; provided, however, that this Section 9.6(h) shall not be construed to require Metabolex to manufacture the PPAR-d Product and/or PPAR-d Compound beyond the capacity of Metabolex as of the date of termination and provided that this Section 9.5(h) shall not be construed to require Metabolex in its reasonable judgment to infringe any Patent of a Third Party for which it does not have an appropriate license.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(i) Technical Assistance. Promptly after the effective date of such termination, Metabolex shall provide, at Janssen’s request and expense (at Metabolex’s actual cost) technical assistance of the equivalent of up to a total of [*] full-time equivalent persons (i.e., a total not to exceed [*] of person-time), in the period from the effective date of such termination until [*] months after such date, to provide technology transfer necessary for Janssen to commence or continue to commercially manufacture PPAR-d Products and/or PPAR-d Compounds, and a non-exclusive, royalty-free, perpetual license under any Know-How disclosed by Metabolex to Janssen in the course of such activities to manufacture PPAR-d Products and/or PPAR-d Compounds.

(j) No Further Representations. Subject to Sections 9.5(f) and (h), Metabolex and its Affiliates shall (1) discontinue making any representation regarding its status as a licensee of or distributor for Janssen, for all PPAR-d Products and/or PPAR-d Compounds and (2) cease conducting any activities with respect to the marketing, promotion, sale or distribution of the PPAR-d Products and/or PPAR-d Compounds.

(k) Commercialization. Janssen shall have the sole right under the PPAR-d Patents and PPAR-d Know-How to develop and commercialize the PPAR-d Products and/or PPAR-d Compounds itself or with one or more Third Parties, and shall have the right, without obligation to Metabolex, to take any such actions in connection with such activities as Janssen (or its designee), at its discretion, deems appropriate.

(l) Other Consequences. Subject to Section 9.6 and this Section 9.5, each Party shall promptly return to the other Party all relevant records and materials in its possession or control containing or comprising the other Party’s Confidential Information and to which the Party does not retain rights hereunder; provided, however, that each Party shall be entitled to retain copies of the other Party’s Confidential Information to the extent necessary to comply with applicable regulatory obligations and shall be entitled to retain one copy of the other Party’s Confidential Information for archival purposes; (ii) all licenses granted by each Party to the other under this Agreement shall terminate (except as set forth in this Section 9.5); (iii) all rights in any and all PPAR-d Patents and PPAR-d Know-How shall revert to Janssen, and (iv) any and all claims and payment obligations that accrued prior to the date of such termination shall survive such termination.

9.6 Accrued Rights; Surviving Obligations.

(a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination, or expiration. Such termination, relinquishment or expiration shall not relieve a Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.

(b) Without limiting the foregoing,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(i) Sections [*] of this Agreement shall survive the expiration or termination of this Agreement for any reason; and

(ii) Section [*] of this Agreement shall survive the expiration or termination of this Agreement for any reason but only to the extent relating to matters commenced, or facts occurring, prior to the date of termination or relating to obligations or rights set forth in this Article 9.

9.7 Rights in Bankruptcy. All licenses granted under this Agreement by Janssen are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(34A) of the U.S. Bankruptcy Code. The Parties agree that Metabolex, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Janssen under the U.S. Bankruptcy Code, Metabolex shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property (including all Information related to such intellectual property and rights of reference with respect to Regulatory Approvals), and same, if not already in its possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon its written request therefore, unless Janssen continues to perform all of its obligations under this Agreement, or (b) if not delivered or granted under (a) above, following the rejection of this Agreement by or on behalf of Janssen upon written request therefore by Metabolex.

9.8 Consequences of Material Breach by Janssen. If Janssen breaches a material obligation under Section [*], Metabolex shall give Janssen a written notice specifying the nature of the default, requiring Janssen to make good or otherwise cure such breach, and stating its intention to terminate the rights specified below if such breach is not cured. Subject to Section 10.12 of this Agreement, if such breach is not cured within [*] (or [*] with respect to breach of a payment obligation) after the receipt of such notice, and Metabolex does not wish to terminate the Agreement in its entirety pursuant to Section 9.2(a), then Metabolex shall be entitled, without prejudice to any of its other rights conferred under this Agreement, and in addition to any other remedies available to it by law or in equity, to [*] and/or [*] under this Agreement, upon written notice to Janssen.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. Neither Party shall incur any debts or make any commitments for the other.

10.2 Assignments. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other; provided, however, that a Party may assign this Agreement

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to any Affiliate or to any successor in interest by way of merger, acquisition or sale of all or substantially all of its assets provided that such successor agrees in writing to be bound by the terms of this Agreement as if it were the assigning Party. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 10.2 shall be void. Notwithstanding the foregoing, in the event that a Party assigns this Agreement to its successor in interest by way of merger, acquisition, or sale of all or substantially all of its assets, the intellectual property rights of such successor in interest, and of any of its Affiliates as of just prior to such assignment, as existing immediately prior to the closing of such transaction, shall be automatically excluded from the rights licensed to the other Party under this Agreement.

10.3 Responsibility for Affiliates. Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder; provided however, that each Party shall remain liable hereunder for the prompt payment and performance of all its obligations hereunder. To the extent that the rights granted to a Party hereunder are exercised by an Affiliate of such Party (or by any sublicensee of an Affiliate), such Affiliate or sublicensee shall be bound by the corresponding obligations of such Party. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Affiliates shall perform such obligations and such Party shall be responsible for any failure of such Affiliate to perform such obligations.

10.4 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other reasonable acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.5 Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, strike, flood, act of terrorism, governmental acts or restrictions or any other reason that is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Diligent Efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

10.6 Entire Agreement of the Parties; Amendments. This Agreement and the attachments hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter (including the Confidentiality Agreement entered into by and between Affiliates of Janssen and Metabolex [*] and the addendums thereto); provided, however, the Four-Party Nondisclosure Agreement, by and among an Affiliate of Janssen, Metabolex and two Third Parties, dated [*], and a second Four-Party Nondisclosure Agreement, by and among an Affiliate of Janssen, Metabolex and two other Third Parties, dated [*] shall remain in force and effect in accordance with their terms. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.7 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

10.8 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of California, USA, excluding application of any conflict of laws principles that would require application of different law. Notwithstanding the above, any dispute regarding and limited to validity or enforceability of any patent shall be governed by the patent laws of the jurisdiction in which such patent was granted.

10.9 Disputes. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) days after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter, it shall be referred to the Chief Executive Officer of Metabolex and to the President of Janssen, for discussion and resolution. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, unless otherwise agreed by the Parties, such dispute shall be finally settled under Sections 10.10 and 10.11.

10.10 Mediation

(a) Any dispute, controversy or claim arising out of or related to this agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, which claim would, but for this provision, be submitted to arbitration shall, before submission to arbitration, first be mediated through non-binding mediation in accordance with the CPR Mediation Procedure then in effect of the CPR Institute for Dispute Resolution (“CPR”) available at www.cpradr.org/m_proced.htm, except where that procedure conflicts with these provisions, in which case these provisions control. The mediation shall be conducted in San Francisco, CA and shall be attended by a senior executive with authority to resolve the dispute from each of the operating companies that are Parties.

(b) The mediator shall be neutral, independent, disinterested and shall be selected from a professional mediation firm such as ADR Associates or JAMS/ENDISPUTE or CPR.

(c) The Parties shall promptly confer in an effort to select a mediator by agreement. In the absence of such an agreement within ten (10) days of initiation of the mediation, the mediator shall be selected by CPR as follows: CPR shall provide the Parties with a list of at least fifteen (15) names from the CPR Panels of Distinguished Neutrals. Each Party shall exercise challenges for cause, two (2) peremptory challenges, and rank the remaining candidates within five (5) working days of receiving the CPR list. The Parties may together interview the three top-ranked candidates for no more than one hour each and, after the interviews, may each exercise one peremptory challenge. The mediator shall be the remaining candidate with the highest aggregate ranking.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d) The mediator shall confer with the Parties to design procedures to conclude the mediation within no more than forty-five (45) days after initiation. Under no circumstances may the commencement of arbitration under Section 10.11 be delayed more than forty-five (45) days by the mediation process specified herein absent contrary agreement of the Parties.

(e) Each Party agrees not to use the period or pendency of the mediation to disadvantage the other Party procedurally or otherwise. No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings.

(f) Each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

10.11 Dispute Resolution

(a) Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, will be submitted for resolution to arbitration pursuant to the rules then pertaining of the CPR Institute for Dispute Resolution for Non-Administered Arbitration (available at www.cpradr.org/arb-rules.htm), or successor (“CPR”), except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in San Francisco, CA.

(b) The panel shall consist of three (3) arbitrators chosen from the CPR Panels of Distinguished Neutrals (or, by agreement, from another provider of arbitrators) each of whom is a lawyer with at least fifteen (15) years experience with a law firm or corporate law department of over twenty-five (25) lawyers or who was a judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above. Each arbitrator shall be neutral, independent, disinterested, impartial and shall abide by the CPR-Georgetown Commission Proposed Model Rule for the Lawyer as Neutral available at www.cpradr.org/cpr-george.html.

(c) The Parties agree to cooperate (1) to attempt to select the arbitrator(s) by agreement within forty-five (45) days of initiation of the arbitration, including jointly interviewing the final candidates, (2) to meet with the arbitrator(s) within forty-five (45) days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than nine (9) months after selection of the arbitrator(s) and in the award being rendered within sixty (60) days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides within forty-five (45) days after the conclusion of the hearings.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d) In the event the Parties cannot agree upon selection of the arbitrator(s), the CPR will select arbitrator(s) as follows: CPR shall provide the Parties with a list of no less than twenty-five (25) proposed arbitrators (fifteen (15) if a single arbitrator is to be selected) having the credentials referenced above. Within twenty-five (25) days of receiving such list, the Parties shall rank at least sixty-five percent (65%) of the proposed arbitrators on the initial CPR list, after exercising cause challenges. The Parties may then interview the five (5) candidates (three (3) if a single arbitrator is to be selected) with the highest combined rankings for no more than one (1) hour each and, following the interviews, may exercise one (1) peremptory challenge each. The panel will consist of the remaining three (3) candidates (or one, if one arbitrator is to be selected) with the highest combined rankings. In the event these procedures fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and three (3) peremptory challenges each.

(e) In the event the Parties cannot agree upon procedures for discovery and conduct of the hearing meeting the schedule set forth in paragraph (c) above, then the arbitrator(s) shall set dates for the hearing, any post-hearing briefing, and the issuance of the award in accord with the paragraph (c) schedule. The arbitrator(s) shall provide for discovery according to those time limits, giving recognition to the understanding of the Parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the paragraph (c) schedule may be met without difficulty. In no event will the arbitrator(s), absent agreement of the Parties, allow more than a total of ten (10) days for the hearing or permit either side to obtain more than a total of forty (40) hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than twenty (20) individual requests for documents, including subparts, or twenty (20) individual requests for admission or interrogatories, including subparts. Multiple hearing days will be scheduled consecutively to the greatest extent possible.

(f) The arbitrator(s) must render their award by application of the substantive law of California and are not free to apply “amiable compositeur” or “natural justice and equity.” The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefore stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either Party. The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence. To the extent possible, the arbitration hearings and award will be maintained in confidence.

(g) In the event the panel’s award exceeds $5 million in monetary damages or includes or consists of equitable relief, or rejects a claim in excess of that amount or for that relief, then the losing Party may obtain review of the arbitrators’ award or decision by a single appellate arbitrator (the “Appeal Arbitrator”) selected from the CPR Panels of Distinguished

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Neutrals by agreement or, failing agreement within seven (7) working days, pursuant to the selection procedures specified in paragraph (d) above. If CPR cannot provide such services, the Parties will together select another provider of arbitration services that can. No Appeal Arbitrator shall be selected unless he or she can commit to rendering a decision within forty-five (45) days following oral argument as provided in paragraph (h). Any such review must be initiated within thirty (30) days following the rendering of the award referenced in (f) above.

(h) The Appeal Arbitrator will make the same review of the arbitration panel’s ruling and its bases that the U.S. Court of Appeals of the Circuit where the arbitration hearings are held would make of findings of fact and conclusions of law rendered by a district court after a bench trial and then modify, vacate or affirm the arbitration panel’s award or decision accordingly, or remand to the panel for further proceedings. The Appeal Arbitrator will consider only the arbitration panel’s findings of fact and conclusions of law, pertinent portions of the hearing transcript and evidentiary record as submitted by the Parties, opening and reply briefs of the Party pursuing the review, and the answering brief of the opposing Party, plus a total of no more than four (4) hours of oral argument evenly divided between the Parties. The Party seeking review must submit its opening brief and any reply brief within seventy-five (75) and one hundred thirty (130) days, respectively, following the date of the award under review, whereas the opposing Party must submit its responsive brief within one hundred ten (110) days of that date. Oral argument shall take place within five (5) months after the date of the award under review, and the Appeal Arbitrator shall render a decision within forty-five (45) days following oral argument. That decision will be final and not subject to further review, except pursuant to the Federal Arbitration Act.

(i) The Parties consent to the jurisdiction of the Federal District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder (including after review by the Appeal Arbitrator where such an appeal is pursued). Should such court for any reason lack jurisdiction, any court with jurisdiction shall act in the same fashion.

(j) Each Party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

(k) EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL BY JURY OF ANY ISSUE RELATED TO THIS AGREEMENT.

(l) EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES FROM THE OTHER RESULTING FROM THIS AGREEMENT.

(m) EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES FROM THE OTHER RELATED TO THIS AGREEMENT.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(n) NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN IS INTENDED TO OR SHALL LIMIT THE INDEMNIFICATION OBLIGATION OF A PARTY PROVIDED FOR UNDER ARTICLE 8.

10.12 Tolling of Time Periods. In the event that a controversy or claim has been raised and is in the process of dispute resolution in accordance with Sections 10.9, 10.10 or 10.11, any applicable time period governing the underlying controversy or claim shall be tolled pending the outcome of the resolution process after which the time period shall again begin to run.

10.13 Notices and Deliveries. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by telecopier (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent), to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Parties.

If to Janssen, addressed to:

Janssen Pharmaceutica NV

30 Turnhoutseweg

2340 Beerse, Belgium

Attention of: Managing Director

Fax: +32 14 60 8296

With copy to:

Johnson & Johnson Law Department Europe

6 Lenneke Marelaan

1932 St. Stevens Woluwe, Belgium

Attention of: Head of the Law Department Europe

Fax: +32 2 749 2558

If to Metabolex, addressed to:

Metabolex, Inc.

3876 Bay Center Place

Hayward, CA 94545

Attention of: General Counsel

Fax: (510) 293-6853

10.14 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.15 Translation. This Agreement is in English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.

10.16 Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of Metabolex and Janssen are subject to prior compliance with U.S. export regulations and such other U.S. laws and regulations as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the government of the U.S. or the European Union. Metabolex and Janssen, respectively, shall each use its reasonable efforts to obtain such approvals for its own activities. Each Party shall cooperate with the other Party and shall provide assistance to the other Party as reasonably necessary to obtain any required approvals.

10.17 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one that conforms as nearly as possible with the original intent of the Parties.

10.18 No Implied Licenses. Except as expressly and specifically provided under this Agreement, the Parties agree that neither Party is granted any implied rights to or under any of the other Party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.

10.19 Third Party Beneficiaries. Except for the rights of the Metabolex Indemnitees and Janssen Indemnitees set forth in Article 8, all rights, benefits and remedies under this Agreement are solely intended for the benefit of Metabolex and Janssen, and no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

10.20 Advice of Counsel. Metabolex and Janssen have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.21 Other Obligations. Except as expressly provided in this Agreement or as separately agreed upon in writing between Metabolex and Janssen, each Party shall bear its own costs incurred in connection with the implementation of the obligations under this Agreement.

10.22 Governmental Matters.

(a) To the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any governmental authority, including without limitation the U.S. Securities and Exchange Commission, the U.S. Department of Justice, the U.S. Federal Trade Commission and the Competition Directorate of the Commission of the European Communities, in accordance with applicable laws and regulations, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith, at the expense of the requesting Party. The Parties shall promptly notify each other as to the activities or inquires of any such governmental authority relating to this Agreement, and shall cooperate, to respond to any request for further information therefrom at the expense of the requesting Party.

(b) Metabolex may, at its expense, register the exclusive license granted under this Agreement in any country or community or association of countries. Janssen shall reasonably cooperate in such registration at Metabolex’s expense. Upon request by Metabolex, Janssen agrees promptly to execute any “short form” licenses developed in a form reasonably acceptable to both Metabolex and Janssen and reasonably submitted to it by Metabolex from time to time in order to effect the foregoing registration in such country. No such “short form” license shall be deemed to amend or be used to interpret this Agreement. If there is any conflict between such a license or other recordation document and this Agreement, this Agreement shall control.

10.23 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

JANSSEN PHARMACEUTICA NV

By:	/s/ Didier De Chaffoy De Courcelles
Name:	Didier De Chaffoy De Courcelles
Title:	Board member

By:	/s/ René Hex
Name:	René Hex
Title:	Board member

METABOLEX, INC.

By:	/s/ Harold Van Wart
Name:	Harold Van Wart
Title:	Chief Executive Officer

Exhibit A: Weighted Average Percentage Discount

Exhibit B: Description of Numbered PPAR-d Compounds

Exhibit C: PPAR-d Patents

Exhibit D: Materials to be Transferred

Exhibit E: Description of [*]

Exhibit F: Replacement Compound Patents

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A

WEIGHTED AVERAGE PERCENTAGE DISCOUNT

(see attached)

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B

DESCRIPTION OF NUMBERED PPAR-d COMPOUNDS

DESCRIPTION OF RWJ 800025 (JNJ-25873367)

Chemical Name

(R)-{4-[2-Ethoxy-3-(4-trifluoromethyl-phenoxy)propylsulfanyl]-2-methyl-phenoxy}-acetic acid

Chemical Structure

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT C

PPAR-d PATENTS

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT D

MATERIALS TO BE TRANSFERRED

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT E

DESCRIPTION OF [*]

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT F

REPLACEMENT COMPOUND PATENTS

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.